Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) Amendment No. 5 to the Registration Statement (Form S-3 No. 333-122684) of FiberTower Corporation (formerly, First Avenue Networks, Inc.) and in the related Prospectus and (ii) the Registration Statements (Forms S-8 Nos. 333-127142, 333-110295 and 333-137040) of FiberTower Corporation (formerly, First Avenue Networks, Inc.) of our report dated April 21, 2006 (except for (i) the fourth and fifth paragraphs of the section of Note 1 entitled “Organization and Operations,” as to which the date is August 29, 2006, (ii) the section of Note 1 entitled “Merger Transaction,” as to which the date is August 29, 2006, (iii) the sections of Note 1 entitled “Segments” and “Loss Per Share,” as to which the date is June 27, 2006, (iv) the last paragraph of the section of Note 6 entitled “Liquidation,” as to which the date is June 27, 2006, (v) the fifth, sixth and seventh paragraphs of the section of Note 7 entitled “Stock Option Plan,” as to which the date is June 27, 2006, (vi) the thirteenth paragraph of the section of Note 7 entitled “Stock Option Plan,”  as to which the date is May 14, 2006, (vii) the first two paragraphs of the section of Note 7 entitled “Nonvested Common Stock Awards,” as to which the date is June 22, 2006, (viii) the second paragraph of the section of Note 7 entitled “Other Stock-Based Compensation,” as to which the date is June 27, 2006, and (ix) Note 8, as to which the date is June 27, 2006), with respect to the financial statements of FiberTower Corporation included in this Current Report (Form 8-K/A).

/s/ Ernst & Young LLP

San Francisco, California

November 8, 2006